Exhibit 10.3

TECHNOLOGY LICENSE AGREEMENT

THIS TECHNOLOGY LICENSE AGREEMENT (this “Agreement”) is made and entered into effective as of October 4, 2007 (the “Effective Date”), by and among Xtero Datacom Inc., a company organized and existing under the laws of British Columbia having its principal place of business at Unit 110 – 998 Harbourside Drive, North Vancouver, British Columbia (“Licensor”), and Schmitt Industries, Inc., a Oregon corporation having its principal place of business at 2765 NW Nicolai, Portland Oregon as (“Licensee”).

RECITALS

A.            WHEREAS, Licensor owns or has the right to grant licenses covering certain patents, patent applications, technology, trade secrets, data, know-how and other intellectual property relating to tank monitoring  apparatuses and techniques to remotely  measure and report tank levels via its acoustic sensor technology; and

B.            WHEREAS, Licensee desires to obtain from Licensor, and Licensor is willing to grant to Licensee, a license under such technology and intellectual property for the use, development, production and commercialization of certain products under the terms and conditions herein;

C.            WHEREAS, Licensor is a value added reseller for Globalstar LLP, a Delaware corporation, (“Globalstar”) whose technology is included in and integral to the communication component of the products developed by Licensor to which the Licensed Technology relates.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.01	“Affiliate” means any corporation controlling, controlled by or under common control with a party.

1.02	“Confidential Information” shall have the meaning set forth in Section 7.01 below.

1.03	“Contract Year” means each successive twelve-month period during the Term commencing on October , 2007.

1.04	“Definitive Acquisition Agreement” shall have the meaning set forth in the Interim Acquisition Agreement.

1.05	“Improved Licensed Products” means any products which encompass, include or embody any Licensed Technology, or that relate to any tank measurement device or reports and are developed by Licensee.

1.06	“Initial Term” means the period commencing on the Effective Date and ending on the first anniversary of the Effective Date.

1.07	“Intellectual Property Rights” shall mean patent rights, copyrights, trade secret rights, trademark rights and all other intellectual and industrial property rights of any sort.

1.08	“Interim Acquisition Agreement” means the Interim Acquisition Agreement between the parties dated on or about the Effective Date.

1.09

“Licensed Patents” means all patents, inventors’ certificates and patent applications together with any renewal, division, continuation, continued prosecution application or continuation-in-part of any of such patents, certificates and applications, any and all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, divisions, renewals of or to any of the foregoing, and any foreign counterparts of any of the foregoing, that are applicable to the Licensed Technology or the Licensed Products.

1.10

“Licensed Products” mean any product or service made with or incorporating the Licensed Technology or that would, in the absence of a license, infringe the Licensed Patents, including without limitation any of the following Licensed Technology: Tank measurement and reporting apparatuses and techniques to achieve accurate tank measurement levels utilizing the acoustic sensor technology of Licensor. The term Licensed Products shall include all Improved Licensed Products relating to any tank measurement device or reports.

1.11

“Licensed Technology” means inventions (whether patented or not), ideas, designs, processes, know-how, documents, records, scientific and engineering information and data, literature, plans and specifications (whether reduced to writing or not), and any manifestations or embodiments thereof and Intellectual Property Rights therein, used or owned by or licensed or otherwise properly available to Licensor that relate to tank measurement via acoustic sensor devices, internal measurement devices, other external devices, manual or mechanical measurement devices.

1.12	“Licensed Territory” means the total of the World.

1.13	“Monitoring Fees” means the revenues from monitoring services provided by or on behalf of Licensee or its Affiliates or agents relating to the Licensed Products.

1.14

“Net Sales” means the gross revenues from sales or leasing or rental of Licensed Products by Licensee or its Affiliates or agents, less credits, bad debts, discounts, rebates, recalls, promotional dollars, shipping, sales and use taxes, and duties if any. Net Sales shall be deemed made on the date when Licensed Products are shipped or service provided. For purposes of this definition, (i) Net Sales shall not include samples, free goods or other marketing programs pursuant to which Licensee dispenses Licensed Products without charge in order to induce sales; and (ii) Licensor will not be entitled to any compensation on Licensee’s sales to Licensor or Affiliates of Licensor or Licensee.

1.15	“Royalty” shall have the meaning specified in Section 3.01.

1.16

“Royalty Report” means a written report certified as correct by the Licensee’s independent auditors showing, for each period in question: (i) the total volume of Licensed Products sold by Licensee, (ii) the total gross sales price of Licensed Products sold by Licensee for which the Royalty is due, (iii) the total Net Sales of the Licensed Products sold by Licensee, (iv) the Royalty due, and (v) the amount of any underpayment or overpayment. (vi) the amount of product units sold and the amount of monitoring revenue received in each month.

1.17	“Term” means the Initial Term and, if applicable, the Extended Term.

ARTICLE 2

LICENSE GRANT

2.01

Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee the exclusive (subject to section 3.05) right and license, within the Licensed Territory, to make, have made, use, offer, and sell the Licensed Products during the Term. This license is not transferable or assignable, except as explicitly stated elsewhere in this Agreement without the permission and agreement of Licensor.

2.02

This grant of license shall include the right to use any existing or hereafter-acquired trademark of Licensor (whether registered or not), or any packaging trade dress of Licensor, in connection with the promotion, marketing, offer, or sale of Licensed Products in the Licensed Territory.

2.03

Licensor will use reasonable commercial efforts to ensure that the rights of Licensor in respect of the technology owned or controlled by Globalstar are assignable or sub-licensable to Licensee on substantially the same terms as such technology is currently licensed to Licensor.

ARTICLE 3

ROYALTIES

3.01

Licensee will pay to Licensor (i) a royalty of fifteen percent (15%) of the Net Sales (the “Royalty”) occurring during the Term, and (ii) a royalty of twenty five percent (25%) of the Monitoring Fees collected during the Term.

3.02	The Royalty shall be paid quarterly in respect of Net Sales and monthly in respect of Monitoring Fees. Within thirty (30) days after the end of each calendar quarter during the

Term, Licensee shall report to Licensor the total Net Sales for such quarter and shall remit to Licensor in full the Royalty due hereunder for such quarter. Within fifteen (15) days after the end of each calendar month during the Term, Licensee shall report to Licensor the total Monitoring Fees for such month and shall remit to Licensor in full the Royalty due hereunder for such month.

3.03

Licensee shall make and keep full and accurate books and records showing the sales of Licensed Products sold under the license herein granted in sufficient detail to enable any royalties paid hereunder or the total net sales to be determined. Licensee shall deliver a Royalty Report to the Licensor within 30 days of the end of the Initial Term and within 45 days of the end of each subsequent 12-month period of the Extended Term, if applicable. This Section shall survive the expiration or earlier termination of the Term.

3.04

Licensee’s obligation to pay the Royalty to Licensor under Section 3.01 shall continue on a Licensed Product by Licensed Product, country by country basis, until the expiration or final determination of invalidity of the last valid claim within the Licensed Patents. Notwithstanding the above, Licensee shall be obligated after expiration of the royalty term to pay any royalty amounts that accrued under Section 3.01 prior to such expiration.

3.05

In the event that the Royalty received by Licensor for any 12-month period during the Extended Term is less than US$25,000, all exclusive license rights granted hereunder shall thereafter be non-exclusive.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.01

Licensor represents and warrants that it is the owner or authorized licensee of the Licensed Technology, that it has the rights and authority to grant the licenses hereunder, and that it has not made and will not make any commitment or restriction inconsistent with this Agreement or which will materially affect the rights granted by this Agreement.

4.02

Licensor represents and warrants that it is the owner of the Licensed Patents. Licensor expressly disclaims any warranty that the Patents are valid or enforceable, or that practice of any inventions claimed by the patent applications for the Licensed Technology will not infringe the rights of any other parties, or that Licensor is the first, original, and/or sole inventor of any invention claimed therein, or that practice of any inventions claimed therein will be or are commercially viable.

4.03

Licensee is solely responsible for quality, safety, and performance of Licensed Products made or sold by Licensee under this Agreement, and Licensee is solely responsible for all express or implied warranties to consumers relating to such Licensed Products. Licensor is not responsible or liable for any products liability or other claims made by purchasers or users of Licensed Products made or sold by Licensee under this Agreement.

ARTICLE 5

PATENT APPLICATIONS AND ENFORCEMENT

5.01

Licensor reserves the right to determine whether or not to take any action to enforce the proprietary rights in the Licensed Patents. Licensor will have no obligation during the Term of this Agreement to bring suit at Licensors’ expense against any infringer of Intellectual Property Rights in the Licensed Technology. This Agreement does not confer upon Licensee the right to sue an infringer, or alleged infringer of the Intellectual Property Rights in the Licensed Technology. To the extent a third party infringes the Intellectual Property Rights in the License Technology, in a Licensed Territory, during the Term, and such infringement results in an economic harm to Licensee, then Licensee may reduce the Royalty payable under Article 3 by a pro rata amount to compensate for the infringement. In determining the amount of Royalty reduction, the parties will consider: (i) the volume of sales in the Licensed Territory where the infringement is occurring compared to the total volume, (ii) the type and degree of proprietary protection in the Licensed Territory where the infringement is occurring, and (iii) the degree to which the economic harm can be established by Licensee.

5.02

Each party will notify the others of any claim that (i) a Licensed Patent is invalid; (ii) any Licensed Product infringes a patent of a third party; (iii) a third-party product infringes a Licensed Patent; or (iv) any other third party infringement of Intellectual Property Rights in the Licensed Technology.

5.03

Licensee shall mark Licensed Products or packaging of Licensed Products with the patent number(s) of any Licensed Patent(s), provided that Licensor so notifies Licensee that the patent number(s) applies thereto. In addition, Licensee agrees to use reasonably prudent efforts to determine whether Licensed Products made by or for Licensee are covered by any Licensed Patents and to mark such Licensed Products that Licensee determines are covered by issued patents to comply with Section 287(a), Title 35, of The United States Code or any applicable marking requirements of any other countries or jurisdictions within the Licensed Territory in which such patents are issued.

5.04	Licensee shall not challenge the validity of any of the Licensed Patents and shall not take any other steps to the detriment of the validity of any of the Licensed Patents.

ARTICLE 6

TERM

6.01	The term of this Agreement shall commence on the Effective Date and continue in full force and effect during the Initial Term and, if applicable pursuant to section 6.02, the Extended Term.

6.02

In the event that the Licensee or an Affiliate thereof does not, solely by reason of Licensor’s breach of the Interim Acquisition Agreement or the Definitive Acquisition Agreement, acquire all or substantially all of the securities in or assets of Licensor on or before May 31, 2008, the term of this Agreement shall extend from the end of the Initial Term until expiration or termination of Licensee’s royalty payment obligations as specified under Section 3.04 (the “Extended Term”).

ARTICLE 7

CONFIDENTIAL INFORMATION

7.01

In connection with this Agreement, the parties will provide to each other Confidential Information, including but not limited to each party’s know-how, invention disclosures, proprietary materials and/or technologies, economic information, business or research strategies, trade secrets and material embodiments thereof. As used herein, “Confidential Information” means any information of a confidential or proprietary nature disclosed by a party to this Agreement to another party in written or oral form.

7.02

The recipient of a disclosing party’s Confidential Information shall maintain such Confidential Information in confidence, and shall disclose such Confidential Information only to those of its employees, agents, consultants, sublicensees, attorney’s, accountants and advisors who have a reasonable need to know such Confidential Information and who are bound by obligations of confidentiality and non-use no less restrictive then those set forth herein. The recipient of the disclosing party’s Confidential Information shall use such Confidential Information solely to exercise its rights and perform its obligations under this Agreement (including, without limitation, the right to use and disclose such Confidential Information in regulatory applications and filings), unless otherwise mutually agreed in writing. The recipient of another party’s Confidential Information shall take the same degree of care that it uses to protect its own confidential and proprietary information of a similar nature and importance (but in any event no less than reasonable care). This Section 7.02 shall survive the expiration or earlier termination of the Term.

7.03

Confidential Information shall not include information that: (a) is in the recipient’s possession prior to receipt from the disclosing party as demonstrated by contemporaneous documentation; (b) is or becomes, through no fault of the recipient, publicly known; (c) is furnished to the recipient by a third party without breach of a duty to the disclosing party; (d) is independently developed by the recipient without use of, application of or reference to the disclosing party’s Confidential Information as demonstrated by contemporaneous documentation.

7.04

It shall not be a violation of this Article 7 to disclose Confidential Information required to be disclosed under applicable law, but such disclosure shall be only for the sole purpose of and solely to the extent required by such law, and provided that the recipient, to the extent possible, shall give the disclosing party prior written notice of the proposed disclosure and cooperate fully with the disclosing party to minimize the scope of any such required disclosure, to the extent possible and in accordance with applicable law.

ARTICLE 8

MISCELLANEOUS

8.01

Assignment. No right or interest in this Agreement shall be assigned by Licensee without prior written consent of Licensors, which consent may not be unreasonably withheld; provided, however, that Licensee shall have the right to assign this Agreement, without obtaining the prior consent, to (a) an Affiliate of Licensee, or (b) the purchaser of or successor to all or substantially all of the assets of Licensee.

8.02

Dispute Resolution. In the event of any dispute among the parties as to any of the terms and conditions herein, including any monetary payment due hereunder, if the parties are unable to resolve the dispute themselves within at least ninety (90) days, it will be submitted to arbitration by a single arbitrator (agreeable to both parties) of the American Arbitration Association (“AAA”). The parties shall share equally the fees and costs of the arbitrator, location and reporter. Nothing in this Agreement shall prevent either party from seeking injunctive, interim, or equitable relief, payment of undisputed debts, or relief or remedies in respect of intellectual property or confidentiality rights, before any court having jurisdiction over the other party.

8.03

Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand or sent by facsimile (with confirmation of receipt) or sent (postage prepaid) by registered, certified, or express mail or by reputable express courier service (such as Federal Express), and shall be deemed given and received when delivered by hand, or when sent by facsimile (with confirmation of receipt), or five days after sent by mail (three business days in the case of express mail or courier service), addressed in each case to the respective party at its address specified below, or at such other address as such party may from time to time designate by written notice to the other party as herein provided:

If to Licensee, to:

Schmitt Industries, Inc.

Attention:
Fax No.:

If to Licensor, to:

Xtero Datacom Inc.

Attention:
Fax No.:

8.04

Entire Agreement. This Agreement reflects the entire agreement between and among the parties with regard to the subject matter hereof. Except as otherwise provided herein, this Agreement cancels and supersedes all prior agreements, commitments, representations, understandings, and obligations verbal or written, between and among the parties relating to the subject matter hereof.

8.05	Modification. This Agreement may not be modified or amended except in a writing signed by both parties.

8.06

Independent Contractors. Under this Agreement, Licensor and Licensee are independent contractors to each other and not joint venturers, partners, or agents of each other, and none of them shall have the power to bind the others or make any promises or representations on behalf of the others to third parties.

8.07

Binding Effect. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, permitted assigns, and successors in interest, through merger, sale of assets, sale of stock, or otherwise.

8.08

Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Province of British Columbia, without giving effect to the conflict of laws principles of such Province.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers on the respective dates hereinafter set forth.

Xtero Datacom Inc.

By:	/s/ David Peachey	Date:	October 4, 2007

Schmitt Industries, Inc.

By:	/s/ Wayne A. Case	Date:	October 4, 2007